Exhibit 2

AGREEMENT AND PLAN OF ACQUISITION

     THIS AGREEMENT AND PLAN OF ACQUISITION (this “Agreement”) is made and entered into as of August 26, 2003, by and among LANDMARK LAND COMPANY, INC.(“Parent”), a Delaware corporation and KES, INC.(“Company”), an Ohio corporation.

PREAMBLE

     The respective Boards of Directors of Company and Parent are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Company by Parent. At the effective time of such acquisition, the outstanding shares of the capital stock of Company shall be exchanged for shares of the common stock of Parent. The transactions described in this Agreement are subject to the approval of the stockholders of Company and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the acquisition for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF ACQUISITION

     1.1 ACQUISITION.

     Subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Company shall be acquired by the Parent (the “Acquisition”). The Acquisition shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Company and Parent and by the shareholders of Company.

     1.2 EFFECTIVE TIME.

     The Acquisition and other transactions contemplated by this Agreement shall occur on and shall become effective as of August 31, 2003 (the “Effective Time”).

ARTICLE 2
MANNER OF EXCHANGING SHARES

     2.1 EXCHANGING OF SHARES.

     At the Effective Time, the shares of Company and Parent shall be exchanged as follows:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for 22,881 shares of Parent Common Stock.

ARTICLE 3
EXCHANGE OF SHARES

     3.1 EXCHANGE PROCEDURES.

(a) Promptly after the Effective Time, each holder of shares of Company Common Stock issued and outstanding at the Effective Time shall deliver to Parent the Certificate or Certificates representing such shares and the Shareholder Representation Agreement in the form attached hereto as Exhibit 1 (or such other form as shall be reasonably satisfactory to Parent). Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Acquisition until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1 and delivers the Stockholder Representation Agreement, which Company acknowledges and agrees is a condition to effecting the issuance of Parent Common Stock as a private placement pursuant to Section 4(2) of the Securities Act and that Parent will be relying upon the representations made by each stockholder of Company in the applicable Stockholder Representation Agreement in connection with the issuance of Parent Common Stock to such stockholder.

(b) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state or local Tax Law. To the extent that any amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

(c) Any other provision of this Agreement notwithstanding, Parent shall not be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     3.2 RIGHTS OF FORMER COMPANY STOCKHOLDERS.

     At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 in exchange therefor.

     3.3 RESTRICTED STOCK; LEGENDING OF CERTIFICATES.

     The shares of Parent Common Stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the

Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder, and Parent is relying on the representations of Company and the stockholders of the Company with respect to such exemption. Stop transfer instructions with respect to the shares of Parent Common Stock received by each stockholder of Company pursuant to the Acquisition will be given to Parent’s transfer agent and there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.”

The foregoing legend will also be placed on any certificate representing securities issued as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued pursuant to the Acquisition has not been transferred in such manner to justify the removal of the legend therefrom.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Company hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the Company Disclosure Memorandum, all such exceptions to be referenced to a specific representation set forth in this Article 4, that:

     4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a) Each of Company and each Company Subsidiary has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Schedule 4.1 of the Company Disclosure Memorandum sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary’s outstanding capital stock or other equity interests owned by Company or another Company Subsidiary. Except as set forth in Schedule 4.1 of the Company Disclosure Memorandum and except for Company’s ownership of its Subsidiaries, neither Company nor any Company Subsidiary owns, directly or indirectly, an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole.

     4.2 CERTIFICATE OF INCORPORATION AND BYLAWS.

     The copies of Company’s Certificate of Incorporation and bylaws previously provided to Parent by Company are true, complete and correct copies thereof. Such Certificate of Incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its Certificate of Incorporation or bylaws.

     4.3 CAPITALIZATION.

     The authorized capital stock of Company consists of 850 shares of Company Common Stock. As of the date hereof, (i) 118 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of Company, and (iii) no shares of Company Common Stock are held by Company Subsidiaries. There are no options, warrants, debt securities or other rights, agreements, arrangements or commitments of any character to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as shown on Schedule 4.3 of the Company Disclosure Memorandum, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitation on Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no agreements or trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or disposition of the Company Common Stock, and the Company is not aware of any such agreements among its stockholders. There are no agreements, undertakings or arrangements granting any Person the right to require Company or any Company Subsidiary to register or to allow such person to participate in any registration of any securities of Company or any Company Subsidiary. The stockholders listed on Schedule 4.3 of the Company Disclosure Memorandum constitute all of the stockholders of Company.

     4.4 AUTHORITY RELATIVE TO THIS AGREEMENT.

     Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

     4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations hereunder, and the consummation of the Acquisition will not, (i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or other instrument or obligation to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their respective assets are bound.

(b) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity.

     4.6 PERMITS; COMPLIANCE WITH LAWS.

     Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the “Company Permits”), and none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the Knowledge of Company, threatened in writing. Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected, or (ii) any Company Permits. There are no actions, proceedings, investigations or surveys pending or, to the Knowledge of Company, threatened in writing against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any Company Permit. Neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

     4.7 FINANCIAL STATEMENTS.

(a) Schedule 4.7(A) of the Company Disclosure Memorandum includes copies of (i) the combined statements of financial condition of Company at June 30, 2003, December 31, 2002 and December 31, 2001, together with the related combined statements of operations, stockholders’ equity and cash flows and the notes thereto for periods ended June 30, 2003, December 31, 2002 and December 31, 2001 (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the combined financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their combined results of operations, stockholders’ equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring immaterial year-end adjustments).

(b) Except as and to the extent set forth or reserved against on the combined statements of financial condition of Company and the Company Subsidiaries as of June 30, 2003, December 31, 2002 and December 31, 2001, which is part of the Company Financial Statements (the “Company Balance Sheet”), or as set forth on Schedule 4.7(B) of the Company Disclosure Memorandum, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on statements of financial condition or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003.

     Section 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as otherwise set forth on Schedule 4.8 of the Company Disclosure Memorandum, since December 31, 2002 there has not been (i) any event that could reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the performance of Company’s obligations pursuant to this Agreement and the consummation of the Acquisition by Company, (ii) any material change by Company or any Company Subsidiary in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition by Company of any of Company’s securities, (iv) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, change in control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company or any Company Subsidiary, (v) any issuance or sale by Company or any Company Subsidiary of any stock, notes, bonds or other securities, or entering into any agreement with respect thereto, (vi) any amendment to Company’s Certificate of Incorporation or bylaws, (vii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets by Company or any Company Subsidiary, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of Company or any Company Subsidiary, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (z) waiver by Company or any Company Subsidiary of any rights of material value or cancellation or any material debts or claims, or (viii) any entering into by Company or any Company Subsidiary of any transaction of a material nature other than in the ordinary course of business, consistent with past practices.

(b) Except as otherwise set forth on Schedule 4.8 of the Company Disclosure Memorandum, since December 31, 2002, Company and the Company Subsidiaries have conducted their business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any incurrence by Company or any Company Subsidiary of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, (iii) any incurrence by Company or any Company Subsidiary of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business, consistent with past practice, or (iv) to the Knowledge of Company, any impairment, modification or event, or notice of any pending or threatened impairment, modification or event which could be reasonably expected to result in a loss, impairment or dimunition in value on a going forward basis of the contractual and business relationships of Company or any Company Subsidiary with any of its material customers, material vendors or material suppliers, other than an impairment, modification or event which could not reasonably be expected to result in a loss of the relationship of Company or Company Subsidiary with such customer, vendor or supplier or a loss of a material amount of business or a material change in profit margins with respect to such customer, vendor or supplier.

     4.9 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

(a) With respect to each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary or other trade or business (whether or not incorporated) treated as a single employer with Company (a “Company ERISA Affiliate”) pursuant to Code Section 414(b), (c), (m) or (o) that covers or covered former or current employees of Company or any of its Subsidiaries (or any beneficiary thereof), or with respect to which Company or any Company ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code (the “Company Benefit Plans”), Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan. None of Company, any Company Subsidiary or any Company Affiliate has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent combined statements of financial condition sheet prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of Company, there exists no condition or set of circumstances in connection with which Company, any Company Subsidiary or any Company ERISA Affiliate could reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) (i) To the Knowledge of Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, and (ii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability, other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 3 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent combined statements of financial condition prior to the date of this Agreement. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Company is threatened in writing, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor or other applicable Governmental Entity.

(d) No Company Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or Section 412 of the Code and none of Company, any Company Subsidiary or any Company ERISA Affiliate has sponsored or contributed to or been required to contribute to a multi-employer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a reasonable risk to Company, any Company Subsidiary or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(e) Company has listed on Schedule 4.9(E) of the Company Disclosure Memorandum and has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Company and each Company Subsidiary, (ii) all severance plans, agreements, programs and policies of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain “change of control” provisions. No payment or benefit which will be made by Company or any Company Subsidiary under any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Code Section 280G(b)(1), and the consummation of the transactions contemplated by this Agreement will not individually or in conjunction with any other possible event (including termination of employment) (i) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

(f) Neither Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to Persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. There is no labor dispute, strike or work stoppage against Company or any Company Subsidiary pending or, to the Knowledge of Company, threatened in writing which may interfere with the respective business activities of Company or any Company Subsidiary. To the Knowledge of Company, none of Company, any Company Subsidiary, or any of the respective business representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint against Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

(g) Except as required by Law, no Company Benefit Plan provides retiree or post-employment medical, disability or life insurance benefits to any Person. To the Knowledge of Company, Company and the Company ERISA Affiliates comply in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder.

     4.10 CONTRACTS.

     Except for the contracts and agreements described in Schedule 4.10 of the Company Disclosure Memorandum (collectively, the “Company Material Contracts”), neither Company nor the Company Subsidiaries is a party to or bound by any material contract (it being agreed that to the extent a contract is not listed on Schedule 4.10 because of the dollar amount or other qualifications set forth in this Section 4.10, such contract shall not be deemed to be a material contract), including, without limitation, the following contracts (which for purposes of this Agreement shall be deemed Company Material Contracts):

(a) any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $50,000 per annum;

(b) any contract that by its terms provides for the payment by the Company or any Company Subsidiary of sums in excess of $15,000 per annum and which may not be cancelled by the Company or any Company Subsidiary on sixty (60) days or less written notice without penalty or additional liability;

(c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(d) any contract for capital expenditures in excess of $50,000 in the aggregate;

(e) any contract limiting the freedom of Company or any Company Subsidiary to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure contract;

(f) any contract pursuant to which Company or any Company Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such contract more than $50,000 per annum;

(g) any contract with any Person with whom Company or any Company Subsidiary does not deal at arm’s length within the meaning of the Code;

(h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment by Company or any Company Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(i) any agreement relating to the acquisition or disposition by Company or any Company Subsidiary of a business, line of business or material amount of assets.

     Company and/or each Company Subsidiary, as applicable, has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and to the Knowledge of Company, is not alleged to be in default in respect of, any Company Material Contract. Each of the Company Material Contracts is in full force and effect, unamended, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or any Company Subsidiary or to the Knowledge of Company with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a material default or event of default under any Company Material Contract. True, correct and complete copies of all Company Material Contracts have been delivered or made available to Parent.

     4.11 LITIGATION.

     Except as set forth on Schedule 4.11 of the Company Disclosure Memorandum, there is no material suit, claim, action, proceeding or investigation pending or, to the Knowledge of Company, threatened in writing against Company or any Company Subsidiary that could materially interfere with Company’s ability to consummate the transactions contemplated herein and, to the Knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, actions, proceeding or investigation. To the Knowledge of Company, there are no facts or circumstances that could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding material order, writ, injunction or decree which could materially interfere with Company’s ability to consummate the transactions contemplated herein.

     4.12 ENVIRONMENTAL MATTERS.

(a) Except as disclosed on Schedule 4.12(A) of the Company Disclosure Memorandum (i) Company and Company Subsidiaries are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws, (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits (if any) has been resolved without any pending, ongoing or future obligation, cost or liability, and (iii) neither Company nor any Company Subsidiary has released, nor to the Knowledge of Company has any other Person released, a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of, or under circumstances that could otherwise result in liability under, any Environmental Law.

(b) There has been no release or, to the Knowledge of the Company, threat of release of any Hazardous Materials in violation of any Environmental Law for which the Company or any Company Subsidiary may be liable.

     4.13 INTELLECTUAL PROPERTY.

(a) Schedule 4.13(A) of the Company Disclosure Memorandum contains an accurate and complete list of (i) all patents and patent applications, trademarks, service marks, Internet domain names and applications therefor, and copyrights and copyright applications, which are part of the Company Intellectual Property and which have been issued or registered by, or filed with, any United States, foreign or international governmental or other body having authority to issue, register or review the same, and (ii) all material software licenses and all other licenses, sublicenses and other agreements to which Company or any Company Subsidiary is a party and pursuant to which any third party is authorized by Company or any Company Subsidiary to use any Company Intellectual Property or pursuant to which Company or any Company Subsidiary is granted rights under any third party Intellectual Property, other than licenses to use “off the shelf” software.

(b) Except as provided in Schedule 4.13(B) of the Company Disclosure Schedule, the Company Intellectual Property is: (i) owned solely and exclusively by Company or a Company Subsidiary, free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements or encumbrances of any kind or (ii) rightfully used or otherwise enjoyed by Company or the Company Subsidiaries pursuant to one or more license agreements, each of which license agreements is, to the Knowledge of Company, valid and enforceable.

(c) No action is currently pending which asserts that Company or any Company Subsidiary is, and neither Company nor any Company Subsidiary is, infringing on, misappropriating or diluting any Intellectual Property of any Person. Neither Company nor any Company Subsidiary has received notice from any Person within the past twelve (12) months asserting that Company or any Company Subsidiary is infringing on, misappropriating or diluting any Intellectual Property of any such Person. To the Knowledge of Company, no action is currently pending which asserts that any Person is infringing on any Company Intellectual Property, and neither Company nor any Company Subsidiary has asserted any such claims against any Person within the past twelve (12) months.

(d) All patents and patent applications, trademarks, service marks, Internet domain names and applications therefor, and copyrights and copyright applications included in the Company Intellectual Property that are owned by Company are being and have been duly maintained, are in full force and effect and have not been cancelled, expired or abandoned.

     4.14 TAXES.

(a) Company and each of the Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them (or have timely filed requests for extensions of the filing dates and have met all subsequent filing deadlines with respect to such proceedings) and have paid all Taxes shown thereon to be due. All Tax Returns filed by Company and each of the Company Subsidiaries are true, correct and complete in all material respects (without limitation, indications of asset basis, asset class, and amount (if any) of net operating losses shall be deemed not to be “material”). Neither Company nor any Company Subsidiary has any liability for unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than liabilities for unpaid Taxes that have accrued since December 31, 2002 in connection with the operation of the business of Company and each Company Subsidiary consistent with past practice.

(b) There is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Taxing Authority or, to the Knowledge of Company, is pending or threatened, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G, Section 404 or Section 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any Company Subsidiary is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(c) Company and the Company Subsidiaries have not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Acquisition.

(d) Neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax Laws) apply to Company or any Company Subsidiary.

(e) Neither Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation agreement or arrangement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement.

(f) Except as set forth on Schedule 4.14(g) of the Company Disclosure Memorandum, neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(g) Neither Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation or is liable for any Tax imposed on any other Person, except as the result of the application of Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) to the affiliated group of which Company is the common parent.

(h) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities except for required tax withholdings in Puerto Rico. Neither Company nor any Company Subsidiary has ever been a “personal holding company” within the meaning of Section 542 of the Code or a “United Sates real property holding corporation” within the meaning of Section 897 of the Code.

(i) Neither Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section

355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(j) Company and each Company Subsidiary are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Acquisition will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(k) No claim has ever been made by any Taxing Authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns that Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(l) Company and each Company Subsidiary have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(m) No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of Company or any Company Subsidiary will be required to be included in taxable income by Company or any Company Subsidiary in a subsequent taxable year by reason of Company or any Company Subsidiary reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion capitalized cost method of accounting.

(n) True and complete copies of all Tax Returns filed by Company and each Company Subsidiary for each of the taxable years ended on or after December 31, 1998 have been delivered or made available to Parent, with the exception of amended returns which will be filed for Delos Partners, Inc.

        4.15 INSURANCE.

        Company and each Company Subsidiary is presently insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company and the Company Subsidiaries provide, in the good faith judgment of the Company’s management, reasonably adequate coverage against loss. Company has heretofore furnished to Parent a complete and correct list of all insurance policies maintained by Company or the Company Subsidiaries as of the date hereof, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

     4.16 PROPERTIES.

     Except as set forth on Schedule 4.16 of the Company Disclosure Memorandum, Company and the Company Subsidiaries have good and valid title, free and clear of all encumbrances, except for Liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to Company’s business on a combined basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company’s and the Company Subsidiaries’ equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted and such equipment is sufficient for the continued operation of the business of Company and Company Subsidiaries after the closing in substantially the same manner as conducted prior to the closing.

     4.17 BROKERS.

     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of Company.

     4.18 BUSINESS ACTIVITY RESTRICTION.

     Except as set forth on Schedule 4.18 of the Company Disclosure Memorandum, neither Company nor any Company Subsidiary has entered into any agreement under which Company or any Company Subsidiary is restricted from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

     4.19 AFFILIATE TRANSACTIONS.

     Except as set forth on Schedule 4.19 of the Company Disclosure Memorandum, neither Company nor any Company Subsidiary is a party to any agreement with or has any interest in any property (whether real or personal, tangible or intangible) of any of its affiliates, stockholders, employees, officers, directors or any entities affiliated with any such persons or any family members of any such persons, nor are there any agreements or understandings for the provision, directly or indirectly, of services by and between Company and any Company Subsidiary, on the one hand, and any of its affiliates, stockholders, employees, associates, officers, directors or any entities affiliated with any such persons or any family members of any such persons, on the other hand (other than inter-company arrangements between Company and Company Subsidiaries and among Company Subsidiaries and services provided in their capacity as employees, officers and directors).

     4.20 CERTAIN BUSINESS PRACTICES.

     Neither Company nor any Company Subsidiary nor any directors, officers, agents or employees of Company or any Company Subsidiary (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     4.21 STATEMENTS TRUE AND CORRECT.

     No statement, certificate, instrument, or other writing furnished or to be furnished by Company to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All copies of Contracts delivered to Parent and its Representatives by or on behalf of Company or any Company Subsidiary that are unsigned by one or more parties thereto (i) have been signed by all parties thereto in the form supplied to Parent and (ii) are true and correct copies of such Contracts and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. All documents that Company or any Company Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     4.22 TAX AND REGULATORY MATTERS.

     Neither Company nor any Company Subsidiary has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Acquisition from qualifying as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 8.1(b).

     4.23 INVESTMENT INTENTION.

     To the Knowledge of Company, each holder of Company Common Stock is acquiring the shares of Parent Common Stock to be issued pursuant to this Agreement for investment only, for such stockholder’s own account and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Company as follows, except as disclosed in the Parent Disclosure Memorandum:

     5.1 ORGANIZATION, STANDING, AND POWER.

     Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT.

(a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Acquisition, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c) Other than such Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Acquisition and the other transactions contemplated in this Agreement, other than SEC Documents.

        5.3 CAPITAL STOCK.

        The authorized capital stock of Parent consists of (i) 20,000,000 shares of Parent Common Stock, of which 8,001,020 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of

Parent Preferred Stock, none of which are issued and outstanding. All of the shares of Parent Common Stock which may be issued in exchange for shares of Company Common Stock upon consummation of the Acquisition, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Parent Common Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Acquisition will be, issued in violation of any preemptive rights of the current or past stockholders of Parent.

     5.4 SEC FILINGS; FINANCIAL STATEMENTS.

(a) Except as disclosed in Schedule 5.4 of the Parent Disclosure Memorandum, Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the SEC), and fairly presented in all material respects the financial position of Parent as at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.5 ABSENCE OF CERTAIN CHANGE OR EVENTS.

     Since December 31, 2002, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there have been no events, changes or occurrences (whether or not covered by insurance) which have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.6 TAX MATTERS.

(a) All Tax Returns required to be filed by or on behalf of any of the Parent Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and on or before the date immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Parent Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Parent. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Parent Material Adverse Effect, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) The provision for any Taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

(d) Deferred Taxes of the Parent Entities have been provided for in accordance with GAAP.

(e) None of the Parent Entities is a party to any Tax allocation or sharing agreement and none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) and none of the Parent Entities has any Liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

        5.7 COMPLIANCE WITH LAWS.

        Each Parent Entity has in effect all material Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. None of the Parent Entities:

(a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(c) since January 1, 1998, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Parent Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii)

requiring any Parent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     5.8 LEGAL PROCEEDINGS.

     Except as set forth in Schedule 5.8 of the Parent Disclosure Memorandum, there is no material Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Parent Entity, or against any director, employee or employee benefit plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity, that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.9 REPORTS.

     Except as set forth in Schedule 5.9 of the Parent Disclosure Memorandum, since the date of organization, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.10 STATEMENTS TRUE AND CORRECT.

     No statement, certificate, instrument or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Company pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.11 ACCOUNTING, TAX AND REGULATORY MATTERS.

     No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Acquisition from qualifying as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 8.1(b).

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1 AFFIRMATIVE CONVENANTS OF COMPANY.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii)materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2 NEGATIVE COVENANTS OF COMPANY.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of Company, or

(b) except for short-term borrowings with a maturity of one year or less in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or impose, or suffer the imposition, on any Asset of Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Company, or declare or pay any dividend or make any other distribution in respect of Company Common Stock; or

(d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock; or

(e) adjust, split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company

Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $10,000 other than in the ordinary course of business for reasonable and adequate consideration, or transfer or license to any Person other than Company or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business (including changing any domain names or failing to renew existing domain name registrations on a timely basis), or enter into grants to future Intellectual Property rights, other than as may be required by applicable Law; or

(f) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person; or

(g) grant any increase in compensation or benefits to the employees or officers of Company, except in accordance with past practice disclosed in Section 6.2(g) of the Company Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Company Disclosure Memorandum; enter into or amend any severance agreements with officers of Company; grant any increase in fees or other increases in compensation or other benefits to directors of Company except in accordance with past practice disclosed in Section 6.2(g) of the Company Disclosure Memorandum; or

(h) enter into or amend any employment Contract between Company and any Person (except for any such amendment as is required by Law) that Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP as concurred to by Parent’s independent auditors; or

(k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of Company for money damages or restrictions upon the operations of Company; or

(l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     6.3 ADVERSE CHANGES IN CONDITION.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 7
ADDITIONAL AGREEMENTS

     7.1 REGULATORY FILINGS; REQUIRED CONSENTS.

     The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Acquisition). Each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the other Party which appears in any filing made with, or written materials submitted to, any Regulatory Authority or other Person in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Regulatory Authority or other Person and provide the other Party with an opportunity to participate in any meetings with a Regulatory Authority or other Person relating thereto; provided, that nothing contained herein shall be deemed to provide either Party with a right to review any information provided to any Regulatory Authority on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. To the extent permitted by Law, the Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

     7.2 AGREEMENT AS TO EFFORTS TO CONSUMMATE.

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.3 INVESTIGATION AND CONFIDENTIALITY.

(a) Prior to the Effective Time and subject to applicable Laws relating to the exchange of information, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Acquisition and shall permit the other Party to make or cause to be made such investigation of its business and properties and of its financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

     7.4 PRESS RELEASES.

     Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

     7.5 CERTAIN ACTIONS.

     Except with respect to this Agreement and the transactions contemplated hereby, neither Company nor any Affiliate thereof nor any Representatives thereof shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither Company nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Company may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Company shall promptly advise Parent following the receipt of any Acquisition Proposal and the details thereof, and advise Parent of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Company shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

     7.6 TAX TREATMENT.

     Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Acquisition, and to take no action which would cause the Acquisition not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code for federal income tax purposes.

     7.7 STATE TAKEOVER LAWS.

     Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

     7.8 CHARTER PROVISIONS.

     Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Company or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Company that may be directly or indirectly acquired or controlled by them.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The respective obligations of each Party to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) STOCKHOLDER APPROVAL. The stockholders of Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Acquisition, as and to the extent required by Law or by the provisions of any governing instruments.

(b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Acquisition shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(c) CONSENTS AND APPROVALS. Company shall have obtained any and all other Consents required for consummation of the Acquisition (other than those referred to in Section (b)) or for the preventing of any Default under any Contract or Permit of such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) TAX MATTERS. Each Party shall have received a written opinion of counsel in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Acquisition will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, (ii) the exchange in the Acquisition of Company Common Stock for Parent Common Stock will not give rise to gain or loss to the stockholders of Company with respect to such exchange (except to the extent of any cash received), and (iii) none of Company or Parent will recognize gain or loss as a consequence of the Acquisition (except for amounts resulting from any required change in accounting methods). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel.

     8.2 CONDITIONS TO OBLIGATIONS OF PARENT.

     The obligations of Parent to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Company (considered individually and collectively) must be accurate in all respects as of the date of this Agreement and must be accurate in all respects on the closing date as if made on the closing date.

(b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     8.3 CONDITIONS TO OBLIGATIONS OF COMPANY

     The obligations of Company to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 10.6(b):

(a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent (considered individually and collectively) must be accurate in all respects as of the date of this Agreement and must be accurate in all respects on the closing date as if made on the closing date.

(b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

ARTICLE 9
TERMINATION

     9.1 TERMINATION.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Company, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Time:

(a) By mutual consent of Parent and Company; or

(b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, on the breaching Party; or

(c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Acquisition and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(e) By either Party in the event that the Acquisition shall not have been consummated by the Effective Time, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Acquisition cannot be satisfied or fulfilled by the date specified in Section 9.1(e).

     9.2 EFFECT OF TERMINATION.

     In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that a termination pursuant to Sections 9.1(b) or 9.1(c) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

ARTICLE 10
MISCELLANEOUS

     10.1 DEFINITIONS.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Acquisition, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Company Common Stock” shall mean the no par value common stock of Company.

“Company Disclosure Memorandum” shall mean the written information entitled “KES, INC. Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein. Information disclosed on one Schedule of the Company Disclosure Memorandum shall be deemed to be disclosed for purposes of all other Schedules.

“Company Entities” shall mean, collectively, Company and Company Subsidiaries.

“Company Financial Statements” shall mean the combined statements of financial condition (including related notes and schedules, if any) of Company as of June 30, 2003, December 31, 2002 and December 31, 2001, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the periods ended June 30, 2003, December 31, 2002 and December 31, 2001.

“Company Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement, provided that “Company Material Adverse Effect” shall not be deemed to include the impact of (a) general industry, economic or stock market conditions or changes in GAAP, or (b) actions and omissions of Company taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby.

“Company Subsidiaries” shall mean the Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 4.1 and any corporation or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean the following items: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the directors and executive officers of such Person and employees of such Person charged with senior administrative or operational responsibility for matters as to which knowledge is ascribed.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any

Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Parent Capital Stock” shall mean, collectively, the Parent Preferred Stock, the Parent Common Stock and any other class or series of capital stock of Parent.

“Parent Common Stock” shall mean the $.50 par value common stock of Parent.

“Parent Disclosure Memorandum” shall mean the written information entitled “Landmark Land Company, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Company describing in reasonable detail the matters contained therein. Information disclosed with respect to one Schedule of the Parent Disclosure Memorandum shall be deemed to be disclosed for purposes of all other Schedules.

“Parent Entities” shall mean, collectively, Parent and all Parent Subsidiaries.

“Parent Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2002 and December 31, 2001, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 2002 and December 31, 2001, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2002.

“Parent Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement, provided that “Parent Material Adverse Effect” shall not be deemed to include the impact of (a) general industry, economic or stock market conditions or changes in GAAP, (b) changes in the market price or trading volume of Parent Common Stock, or (c) actions and omissions of any Parent Entity taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby.

“Parent Preferred Stock” shall mean the 10,000,000 shares of preferred stock of Parent which are authorized but unissued.

“Parent Subsidiaries” shall mean the Subsidiaries of Parent.

“Party” shall mean either Company or Parent, and “Parties” shall mean both Company and Parent.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, the Securities and Exchange Commission (“SEC”), the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

     10.2 EXPENSES.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     10.3 BROKERS AND FINDERS.

     Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or any Affiliate or by Parent, each of Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4 ENTIRE AGREEMENT.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     10.5 AMENDMENTS.

     This Agreement may be amended by a subsequent writing signed by each of the Parties.

     10.6 WAIVERS.

(a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7 ASSIGNMENT.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.8 NOTICES.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:	KES, INC.
2817 Crain Highway
Upper Marlboro, Maryland 20774
Facsimile Number: (301) 574-3301
Attention: Gary Kerney

Parent:	Landmark Land Company, Inc.
c/o Bernard G. Ille
11004 Magnolia Park
Oklahoma City, OK 73120
Facsimile Number: (405) 755-8289

Copy To:	Robert White
715 Northwest 39th Street
Oklahoma City, OK 73118
Facsimile Number: (405) 521-8111

Copy To:	Paul M. Fish
Modrall, Sperling, Roehl, Harris & Sisk, PA
500 4th St., N.W.
Bank of America Centre
Albuquerque, NM 87103-2168

     10.9 GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     10.10 COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11 CAPTIONS; ARTICLES AND SECTIONS.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     10.12 INTERPRETATIONS.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties.

     10.13 ENFORCEMENT OF AGREEMENT.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything contained herein to the contrary, all representations and warranties of the parties set forth herein shall survive for a period of eighteen (18) months from and after the Effective Time, after which time no further claims with respect thereto shall be made hereunder. All claims hereunder, with the exception of those relating to Taxes and title to Assets, shall be subject to a minimum aggregate “basket” amount of $100,000.00 and until claims by one party against a second party reach such aggregate “basket” amount, no claims by such first party shall accrue hereunder.

     10.14 SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LANDMARK LAND COMPANY, INC.

By:	/s/ GERALD G. BARTON

Gerald G. Barton

KES, INC.

By:	/s/ JOE OLREE

Joe Olree